                                                Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-53457


                       SENSORMATIC ELECTRONICS CORPORATION

          SUPPLEMENT NUMBER EIGHT TO PROSPECTUS DATED DECEMBER 20, 2000

         This Supplement is a part of the Prospectus dated December 20, 1999 relating to 6,900,000 Depositary Shares ("Depositary Shares"), each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"), of Sensormatic Electronics Corporation ("Sensormatic"). The Prospectus (as well as this Supplement) also relates to 690,000 shares of the Preferred Stock and certain shares of Common Stock, par value $.01 per share, of Sensormatic, issued upon conversion of such Depositary Shares and/or Preferred Stock and issued or issuable in payment of dividends and certain premium payments with respect to the Preferred Stock. The Prospectus was previously supplemented by Supplement Number One dated January 24, 2000, Supplement Number Two dated January 25, 2000, Supplement Number Three dated February 15, 2000, Supplement Number Four dated April 6, 2000, Supplement Number Five dated May 10, 2000, Supplement Number Six dated May 30, 2000 and Supplement Number Seven dated June 21, 2000. Defined terms contained in this Supplement have the meanings assigned to them in the Prospectus.

         The following updates certain information concerning the Selling Securityholders and the securities of Sensormatic held by them, as set forth in the Prospectus under the caption "Selling Security Holders", based on information received from the Selling Securityholders named below after the date of the Prospectus and prior to the date hereof. The information concerning the Selling Securityholders in the Prospectus (including any previous Supplement) is not being updated to show sales, except to the extent that any such sales are reflected in the current beneficial ownership information set forth below. Except as amended or supplemented hereby or as contemplated by the preceding sentence, the information in the Prospectus concerning the Selling Securityholders and the securities of Sensormatic held by them, as previously amended by any Supplements previously filed, remains in full force and effect.



                                    Common Stock                 Depositary Shares           6 1/2% Convertible Preferred Stock
                      ----------------------------------  ------------------------------- -----------------------------------------
                                                   Bene-                                   Bene-                            Bene-
                                                 ficially                                 ficially                        ficially
                                                  Owned                                    Owned                            Owned
                       Beneficially    Offered    After                         Offered    After                            After
 Name of Selling      Owned Prior to     for       This    Beneficially Owned     for       This    Beneficially Owned       This
 Securityholder        This Offering     Sale    Offering Prior to This Offering  Sale    Offering Prior to This Offering  Offering
----------------      --------------   -------   -------- ---------------------- -------- -------- ----------------------  --------
                                                                                                    No. of
                                                           No. of       % of                       Share of   % of
                                                           Deposi-     Deposi-                       Pre-     Pre-
                         No. of    % of                     tary        tary                        ferred   ferred
                         Shares   Shares                   Shares      Shares                       Stock    Stock
                         ------   ------                   -------     -------                     --------  ------
AIG SoundShore
Opportunity Holding
Fund Ltd. (formerly
SoundShore Opportunity
Holding Fund Ltd.) (1)   26,255     *    26,255     0       20,000         *     20,000       0     2,000       *   2,000     0
Aventis Pension Master
Trust(2)                  5,590     *     5,590     0        3,370         *      3,370       0       337       *     337     0
Prudential Securities
Inc.                      8,927     *     8,927     0        6,970         *      6,970       0       697       *     697     0
Total                    40,772     *    40,772     0       30,340       0.4     30,340       0     3,034     0.4   3,034     0


(1) AIG International Management Company Inc. acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder. The information in this Supplement reflects the current beneficial ownership information for this Selling Securityholder as of the date of this filing and accordingly amends and supersedes the information concerning SoundShore Opportunity Holding Fund Ltd. in the Prospectus or any Supplement thereto filed prior to the date of this Supplement.

(2) Calamos Asset Management, Inc. acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.


                  THE DATE OF THIS SUPPLEMENT IS JULY 11, 2000